Press Release


November 12, 2003

For Immediate Release

For Information Contact:
Eric R. Anderson, Vice President, Investor Relations - 202.969.1866


NCRIC Group, Inc. Announces third Quarter, Nine Month Results

Washington, D.C. -- NCRIC Group, Inc. (Nasdaq National Market: NCRI), a leading provider of medical professional liability insurance and physician practice management services in the Mid-Atlantic region, today reported operating results for its third quarter and nine months ended September 30, 2003.

For the quarter, net income was $370,000 or $0.06 per diluted share, compared to a net loss of $791,000 or $0.12 per diluted share for the same period in 2002. Total revenue for the quarter was $16.1 million, up $5.2 million or 47%, compared to $10.9 million for the same period in 2002.

Net income totaled $1.4 million or $0.21 per diluted share for the nine months ended September 30, 2003, compared to a net loss of $59,000 or $0.01 per diluted share for the nine months ended September 30, 2002. For the earnings per share calculations, the share amounts for periods prior to the second step conversion and related stock offering which closed on June 25, 2003 have been revised to reflect the share exchange ratio applied in the conversion. For the nine months ended September 30, 2003, total revenue was $46.0 million, up 51%, compared to $30.4 million for the nine months ended September 30, 2002. The higher revenue was offset by an increase in loss and loss adjustment expenses, underwriting expenses, and interest on Trust Preferred Securities.

Stockholders' equity totaled $83.6 million at September 30, 2003, up from $47.8 million at December 31, 2002, as a result of the completion of the second step conversion and related stock offering as well as net income for the nine months ended September 30, 2003. This increase was partially offset by a reduced level of accumulated other comprehensive income. As of September 30, 2003, there were 6.9 million shares of NCRIC Group, Inc. common stock outstanding. Book value per share as of September 30, 2003 stood at $12.07. Book value per share as of December 31, 2002 was $6.91 as revised to reflect the shares issued in the conversion and stock offering.

R. Ray Pate, Jr., President and CEO, NCRIC Group, Inc. said, "Lower investment income and rising claims severity continue to be the primary factors affecting net operating results. We experienced a decline in investment income through the first nine months of the year due to lower market yields as well as our decision to improve the overall credit quality of our investment portfolio." Pate further explained that total incurred loss and LAE expense for the first nine months of 2003 increased from the same period in 2002. He said, "The increase in losses reflects our expanded level of exposure as a result of the sale of new policies combined with increased severity of claims."

Pate also stated that the deployment of capital plays a key role in enhancing profitability and strengthening NCRIC Group's position as a leading provider of medical professional liability insurance in the Mid-Atlantic region. "We continue to aggressively pursue market share growth in our core territories of Delaware and Virginia," Pate said. "These markets were identified for expansion as reductions in capacity have led many professional liability carriers to withdraw from, or limit the writing of new business in, these areas. Over the next 18 to 24 months, we anticipate the continued deployment of capital as a result of policyholder growth, rate actions, and the maturation of claims made policies."

"In the first half of the year we noted an uptick in the frequency of claims in the District of Columbia," Pate continued. "I am pleased to report, however, that the number of claims reported in the District of Columbia in the third quarter of 2003 is significantly lower than in the first two quarters of 2003 and even lower compared to the third quarter of 2002."

Segment Results - Insurance Segment
(in thousands)

                           Three Months Ended Sept. 30,    Nine Months Ended Sept. 30,
                          ----------------------------    -----------------------------
                              2003          2002               2003          2002
                              ----          ----               ----          ----

Net premiums earned         $ 12,472      $  7,856           $ 34,883      $ 21,367
Net investment income          1,559         1,443              4,225         4,499
Realized gains (losses)          505             6              1,845          (604)
Other income                     295           255                861           663
                            --------      --------           --------      --------
Total segment revenue         14,831         9,560             41,814        25,925

Losses & LAE                  11,145         7,372             31,083        19,072
Underwriting expenses          2,541         3,164              7,250         6,266
Other expenses                   120           184                295           414
                            --------      --------           --------      --------
Total segment expenses        13,806        10,720             38,628        25,752

Pre-tax segment results     $  1,025     $ (1,160)           $  3,186      $    173
                            ========      ========           ========      ========

Net Premiums Earned
Net premiums earned for the three months ended September 30, 2003 increased by $4.6 million, or 59%, to $12.5 million from $7.9 million for the three months ended September 30, 2002. This increase primarily reflects the increase in business in force as a result of growth from new premium written, increases in premium rates effective with 2003 renewals, which average 29%, and the change in the risk retention level from $500,000 under the 2002 reinsurance program to $1 million in 2003.

Net premiums earned increased by 63% to $34.9 million for the nine months ended September 30, 2003 from $21.4 million for the same period in 2002. This increase primarily reflects growth in policies in force as a result of net new business written combined with the rise in base premiums effective with 2002 and 2003 renewals. The increase in net premiums also reflects the change in the risk retention level and an increase in premium earned for extended reporting endorsements issued.

Direct Premiums Written
Direct premiums written were $20.6 million in the third quarter of 2003, an increase of $6.0 million, or 41%, over the third quarter of 2002. For the first nine months of 2003, direct premiums written were $59.2 million, an increase of $16 million, or 37%, from the same period in 2002. This increase was due to net new business written combined with the premium rate increases effective January 1, 2003.

The distribution of premium written shows notable growth in our market areas outside of the District of Columbia. We continue to maintain strict underwriting standards as we expand our business.

Direct Premiums Written By State
(in thousands)

                                            Nine Months Ended Sept. 30,
                                         -------------------------------
                                          2003                     2002
                                          ----                     ----
District of Columbia              $22,685         38%     $20,575          47%
Virginia                           17,585         30%      11,189          26%
Maryland                            7,952         13%       4,751          11%
Delaware                            5,853         10%       1,264           3%
West Virginia                       5,082          9%       5,432          13%
                                  -------     ------      -------      ------
Total                            $ 59,157        100%     $43,211         100%
                                  =======     ======      =======      ======


New Premium Written
(in thousands)
                Three Months Ended Sept. 30,      Nine Months Ended Sept. 30,
                ----------------------------      ---------------------------
                    2003          2002                2003           2002
                    ----          ----                ----           ----
Direct            $   209       $ 1,210             $   536       $ 1,736
Agent               3,289         3,149               7,277         9,229
                  -------       -------             -------       -------
Total             $ 3,498       $ 4,359             $ 7,813       $10,965
                  =======       =======             =======       =======


The overall level of new business produced in the first nine months of 2003 is lower than for the first nine months of 2002 due to the lower level of new business in the District of Columbia market in 2003 and a decision to slow sales in the first quarter of 2003 while capital availability for 2003 growth was determined.

Premium Collection Litigation
During 2000, it was determined that one of our hospital-sponsored retrospective programs would not be renewed. In accordance with the terms of the contract, we billed the hospital sponsor, Columbia Hospital for Women Medical Center, Inc., for premium due based on the actual accumulated loss experience of the terminated program. Because the original 2000 bill was not paid when due, we initiated legal proceedings to collect. The current amount due to NCRIC for this program is $2.7 million. None of this amount is accrued as receivable due to the pending litigation and questionable collectability.

The case has been set for trial in the Superior Court of the District of Columbia on January 26, 2004. On October 7, 2003, the Court denied most pretrial motions by both parties. Because the defendant, Columbia Hospital for Women Medical Center, Inc., has ceased doing business, sold its real estate assets, and is in a process of liquidation, we have determined that we are unlikely to collect any judgment we obtain in the case. The defendant has continued to defend the case, however, and has asserted a series of counterclaims against us, alleging that we charged improperly for premiums, committed various business torts, and interfered with the business of the hospital. The counterclaims do not specify the amount of damages sought. Although we believe that the counterclaims are without merit, and will vigorously contest such claims, no assurance can be given as to the outcome. An adverse judgment as to the counterclaims could have a material adverse effect on the Company. Approximately $137,000 and $271,000 in legal fees were incurred during the third quarter of 2003 and year-to-date, respectively, and additional legal fees are expected to be incurred later in 2003 for the trial stage of litigation.

Losses and Loss Adjustment Expenses
(in thousands)

                                  Three Months Ended Sept. 30,   Nine Months Ended Sept. 30,
                                 ------------------------------ -----------------------------
                                       2003       2002                2003        2002
                                       ----       ----                ----        ----

Incurred losses and LAE related to:
   Current year - losses             $ 10,945   $  6,449            $ 31,185    $ 17,304
   Prior years - development              200        923                (102)      1,768
                                     --------   --------            --------    --------

Total incurred for the period        $ 11,145   $  7,372            $ 31,083    $ 19,072
                                     ========   ========            ========    ========


The increase in current year losses to $10.9 million for the third quarter and $31.2 million for the first nine months of 2003 reflects the increase in the level of exposure as a result of expanding business combined with a rise in the cost of resolving claims and losses and the increase in retained losses under reinsurance treaties from $500,000 to $1,000,000 as of January 1, 2003. In the third quarter of 2003, the development of losses reported in prior years reflects the continuing upward pressure of severity of losses, partially offset by favorable experience on the claims closed during the quarter. Prior years development results from the re-estimation and settlement of individual losses not covered by reinsurance, which prior to 2003 are generally losses under $500,000.

Combined Ratio Results

                                                Nine Months Ended Sept. 30,
                                               -----------------------------
                                                   2003            2002
                                                  ------          ------
GAAP Underwriting Ratios:
   Loss and LAE ratio                               89.1%           89.3%
   Underwriting expense ratio                       20.8%           29.3%
                                                  ------          ------
   Combined ratio                                  109.9%          118.6%

The combined ratio of 109.9% for the nine months ended September 30, 2003, compared to 118.6% for the first nine months of 2002, reflects the higher level of earned premium in relation to the increase in loss and loss adjustment expenses, the increase in severity in current year losses, and the stable level of core underwriting expenses after adjusting for the premium collection litigation previously discussed.

Segment Results - Practice Management Services Segment
(in thousands)

                         Three Months Ended Sept. 30,     Nine Months Ended Sept. 30,
                        ------------------------------   ----------------------------
                              2003           2002              2003           2002
                            -------        -------           -------        -------

Client revenue              $ 1,136        $ 1,368           $ 3,831        $ 4,493
Investment income                 1              2                 6             22
                            -------        -------           -------        -------
Total segment revenue         1,137          1,370             3,837          4,515

Expenses                      1,236          1,391             3,933          4,469
                            -------        -------           -------        -------


Pre-tax segment results     $   (99)       $   (21)          $   (96)       $    46
                            =======        =======           =======        =======


Revenue for practice management and related services is comprised of fees for the following categories of services: practice management, accounting, tax and personal financial planning, retirement plan accounting and administration, and other services.

Practice management and related revenue decreased primarily due to a reduced level of one-time consulting assignments in the HealthCare Consulting division, consistent with declines experienced in previous reporting periods. Additionally, in the third quarter of 2003 there was a loss of clients and revenue resulting from the departure from the Company of one consultant. We have not yet completed an analysis of the impact, if any, this situation may have on future revenues and profitability. Additionally, the timing of completion of some tax engagements caused a delay in billings which we expect to recapture in the fourth quarter.

Practice management and related expenses decreased primarily due to the elimination of the client service transition expenses associated with the expiration of two employment contracts at the end of 2002.

                                                                          NCRIC Group, Inc.
                                                    Three months ended Sept. 30,    Nine months ended Sept. 30,
                                                    ----------------------------    ---------------------------
                                                         2003         2002                2003         2002
                                                       --------     --------            --------     --------
                                                            (in thousands)                  (in thousands)
Revenues:
Net premiums earned                                    $ 12,472     $  7,856            $ 34,883     $ 21,367
Net investment income                                     1,657        1,444               4,368        4,518
Net realized investment gains (losses)                      498            6               1,852         (604)
Practice management and related income                    1,112        1,344               3,764        4,430
Other income                                                370          278               1,083          722
                                                       --------     --------            --------     --------
        Total revenues                                   16,109       10,928              45,950       30,433

Expenses:
Losses and loss adjustment expenses                      11,145        7,372              31,083       19,072
Underwriting expenses                                     2,538        3,164               7,243        6,262
Practice management expenses                              1,234        1,386               3,926        4,455
Interest expense on Trust Preferred Securities              202           --                 607           --
Other expenses                                              519          366               1,356        1,179
                                                       --------     --------            --------     --------
        Total expenses                                   15,638       12,288              44,215       30,968

Income before income taxes                                  471       (1,360)              1,735         (535)

Income tax provision (benefit)                              101         (569)                309         (476)
                                                       --------     --------            --------     --------

Net income                                             $    370     $   (791)           $  1,426     $    (59)
                                                       ========     ========            ========     ========

Net income per common share:
Basic                                                  $   0.06     $  (0.12)           $   0.22     $  (0.01)
Diluted                                                $   0.06     $  (0.12)           $   0.21     $  (0.01)

Weighted average shares outstanding:
Basic                                                     6,328        6,641               6,554        6,630
Diluted                                                   6,639        6,641               6,756        6,630



For the earnings per share calculations, the share amounts for periods prior to the conversion and stock offering have been revised to reflect the share exchange ratio applied in the conversion.

                                                   Sept. 30, 2003   December 31, 2002
                                                   --------------   -----------------
                                                           (in thousands)
Total investments, at market value                    $167,107           $120,120
Reinsurance recoverable                                 45,514             43,231
Total assets                                           262,807            202,687
Liability for losses and loss adjustment expenses      116,735            104,022
Total liabilities                                      179,163            154,870
Accumulated other comprehensive income                   1,360              2,806
Total stockholders' equity                              83,644             47,817

Outlook

Board Structure
The Board of Directors has approved a plan to reduce the size of the Board from its current number of 13 directors to 10. The restructuring plan anticipates the reduction of three Board positions and the addition of a financial expert. Following the guidance of the Sarbanes-Oxley Act of 2002, the search for a financial expert is currently underway. The plan will reduce the Board by two persons as of the 2004 Annual Meeting of Shareholders, by one person as of the 2005 Annual Meeting, and by one person, through retirement, as of the 2006 Annual Meeting. Upon the conclusion of these changes, the Board will be composed of five members with experience in the business, financial, and legal disciplines and five physicians with many years of experience on the Board of the Company.

Statutory Merger
We are in the process of executing a statutory merger of Commonwealth Medical Liability Insurance Company (CML) into NCRIC, Inc. While we are targeting a completion date of December 31, 2003, the finalization of the transaction will be influenced by the receipt of all regulatory approvals. This combination of our insurance subsidiaries will improve internal administrative efficiencies. It will also assist in marketing our medical professional liability insurance product due to NCRIC, Inc.'s superior capital position and significant brand recognition. This statutory merger is not expected to have a significant impact on our financial results.

Premium Rates
In October, we completed a comprehensive review of our insurance policy pricing in all jurisdictions. As a result of this review, the Board of Directors approved an increase in base premium rates for all market territories. The composite rate increase is 28.0%. The following is a breakdown of the filed rate increases by jurisdiction: Delaware - 27.0%; District of Columbia - 14.8%; Maryland - 28.1%; Virginia - 39.7%; and West Virginia - 35.2%. Historically, the West Virginia Department of Insurance Regulation has failed to approve our rate increase actions as filed. If we do not believe that the rate increase approved by the West

Virginia insurance regulators is adequate, we will assess our options and take any necessary steps to avoid undue risk exposure. These rate increases will be applied to all policies beginning with those that renew on January 1, 2004. Our 2004 rates are designed to cover the cost of insurance coverage and have a targeted combined ratio of 96%. In addition, the 2004 rates are designed to provide a return on equity of at least 10%.

Profitability
We expect the same primary factors that influenced profitability in the first nine months of the year, including an increase in the severity of losses and loss adjustment expenses, the impact of the low interest rate environment and the large growth in new business, to have a continuing impact on earnings for the balance of 2003. Based on these factors, we project net earnings for the year of up to $0.30 per diluted share.

We believe that we are positioned for increasing profitability in future years with premium rate levels that reduce reliance on investment income. While we anticipate a reduction in the pace of growth, our objective is to continue to deploy capital in markets where we can obtain an adequate return on investment. We expect 2004 earnings per diluted share of up to $0.60.

A number of factors could cause actual results to materially differ from our projections. These include the following: (1) Increasing claims severity. While we believe that our reserves are sufficient to cover the increased severity of claims reported in prior years, there is no guarantee that reserve levels and pricing will be adequate or that loss development will not significantly deviate from previously identified trends. We believe that the trend of rising claims severity creates a continuing level of unpredictability with regard to earnings.
(2) Expanding market opportunities. Continued contraction in the medical professional liability insurance industry may provide additional opportunities for us to increase market share. However, an increased level of new premium produced in the insurance segment heightens the strain on earnings caused by rapid growth in new business. (3) Premium rate increases. Higher insurance premium rates may result in a decrease in the renewal of existing policies and in the addition of new policies. (4) Investment yield. Economic conditions, including interest rate changes and the performance of financial markets and their impact on the value of securities, may have an impact on projected earnings. (5) Reinsurance program. Our reinsurance program and level of risk retention may result in a higher level of losses and greater volatility of losses.

Investor Conference Call
An investor conference call to discuss NCRIC Group's third quarter 2003 results will be held at 11:00 a.m., EST, on Thursday, November 13, 2003. Investors and analysts may access the conference call by dialing (800) 915-4836. All participants are requested to call in at least ten minutes prior to the start of the conference to register. The listen-only audience will be provided an opportunity to submit appropriate questions following management's remarks and these questions will be responded to as time permits. The conference call will also be Webcast in a listen-only format on Streetevents.com and through the Investor Relations section of NCRIC Group's corporate Web site at www.NCRIC.com. The Webcast will be archived will be available until December 11, 2003 at NCRIC.com and at Streetevents.com.

Safe Harbor Information
Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. These forward-looking statements include: statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; and estimates of our risks and future costs and benefits. These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

o general economic conditions, either nationally or in our market area, that are worse than expected;

o    price competition;

o inflation and changes in the interest rate environment and performance of financial markets;

o    adverse changes in the securities markets;

o changes in laws or government regulations affecting medical professional liability insurance and practice management and financial services;

o    NCRIC, Inc.'s concentration in a single line of business;

o    our ability to successfully integrate acquired entities;

o    changes to our ratings assigned by A.M. Best;

o    impact of managed healthcare;

o uncertainties inherent in the estimate of loss and loss adjustment expense reserves and reinsurance;

o    the cost and availability of reinsurance;

o changes in accounting policies and practices, as may be adopted by our regulatory agencies and the Financial Accounting Standards Board; and

o    changes in our organization, compensation and benefit plans.

We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and wish to advise readers that the factors listed above could affect our financial performance and could cause actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. We do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

About NCRIC Group
NCRIC Group is a healthcare financial services organization that assists individual physicians and groups of physicians in managing their practices by providing medical professional liability insurance, practice management and financial services, and employee benefits plan design and pension administration. In addition to its headquarters in Washington, D.C., NCRIC Group has offices in Wilmington, Delaware; Greensboro, North Carolina; Richmond and Lynchburg, Virginia; and Charleston, West Virginia and provides services to more than 5,000 physician clients. Its primary insurance subsidiary, NCRIC, Inc., is rated A- (Excellent) by A.M. Best Company.

For further information, contact Eric R. Anderson, Vice President, Investor Relations; 1115 30th Street, NW, Washington, D.C. 20007; 202.969.1866, ext. 102;
anderson@ncric.com; or consult NCRIC Group's Web site, www.NCRIC.com.

                                       ###
November 12, 2003